                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                   THE CINCINNATI GAS & ELECTRIC COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

[LOGO]

The Cincinnati Gas & Electric Company         Jackson H. Randolph
P.O. Box 960 Cincinnati, Ohio 45201-0960      Chairman, President and Chief Executive Officer

                                                          April 6, 1994

Dear Shareholder:

    You are cordially invited to attend the 1994 Annual Meeting of Shareholders of The Cincinnati Gas & Electric Company. This year's Meeting will be held in the Oak Room of Piatt Park Center/ Cincinnati Club Building, 30 Garfield Place, Cincinnati, Ohio, on Wednesday, May 18, 1994 at 11:00 A.M.

    The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. The Annual Meeting is our regular yearly meeting at which Directors are to be elected and auditors are to be appointed. During the Meeting there will be a brief report on the operations of the Company.

    Please sign, date and return your proxy card for the Annual Meeting in the envelope provided as soon as possible. Your vote is important, regardless of the size of your holdings. By signing and returning your proxy card promptly, you are assuring that your shares will be voted even if you are unable to attend the Annual Meeting.

    Thank you for your continued interest in the Company.

                                                          Sincerely,

                                                          Jackson H. Randolph

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 1994

TO THE SHAREHOLDERS OF

THE CINCINNATI GAS & ELECTRIC COMPANY:

    Please take notice that the Annual Meeting of Shareholders of The Cincinnati Gas & Electric Company will be held in the OAK ROOM of PIATT PARK CENTER/CINCINNATI CLUB BUILDING, 30 GARFIELD PLACE, Cincinnati, Ohio, on Wednesday, May 18, 1994 at 11:00 A.M. for the purpose of:

    1. electing one Class III Director to serve for a two-year term expiring in 1996, and four Class I Directors to serve for three-year terms expiring in 1997;

    2. approving the appointment of Arthur Andersen & Co. as auditors of the Company for 1994;

    3. acting upon, if presented at the meeting, a shareholder proposal which the Board of Directors OPPOSES;

and to consider any other business that may properly come before the meeting.

    Holders of record of Common Stock at the close of business on March 21, 1994 will be entitled to vote at the meeting.

                                           DONALD R. BLUM, SECRETARY

Cincinnati, Ohio
April 6, 1994

                     THE CINCINNATI GAS & ELECTRIC COMPANY
                             139 East Fourth Street
                             Cincinnati, Ohio 45202

                                PROXY STATEMENT

    This solicitation of proxies, mailed on or about April 6, 1994, is made by the Board of Directors of The Cincinnati Gas & Electric Company, which recommends voting FOR the election of all nominees as Directors, FOR the appointment of auditors, and AGAINST the shareholder proposal. Your proxy will be voted as specified; if not specified, it will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy at any time before it is exercised by giving notice to CG&E in writing or in open meeting.

VOTING PROCEDURES AND RIGHTS

    In accordance with the provisions of the Company's Regulations, the Board of Directors has fixed the close of business on March 21, 1994 as the record date for determination of voting rights. Only holders of record of Common Stock on the record date will be entitled to vote at the meeting. A majority of such holders, present in person or represented by proxy, constitutes a quorum.

    As of the close of business on the record date, there were outstanding and entitled to vote 88,498,369 shares of Common Stock, each share having one vote. The number of shares designated on the enclosed proxy card represents the shares held in your name on the record date. If you are a participant in the Dividend Reinvestment and Stock Purchase Plan, the number also includes shares credited to your Plan account.

    With respect to the election of directors, the five candidates receiving the greatest number of votes will be elected. The shares of Common Stock represented by a signed proxy, unless otherwise specified, will be voted for the election of all nominees of the Board of Directors. If voting is cumulative as a result of the request of any holder of Common Stock and in the absence of specific instructions marked on the signed proxy, such shares will be voted for such of the nominees as the persons designated as proxies may in their discretion select. Under Ohio law and the Company's Articles of Incorporation and Regulations, an abstention or broker non-vote in the election of directors will not be the equivalent of a negative vote, although the failure by a broker to return a proxy card for certain shares will result in such shares not being counted towards a quorum.

    The affirmative vote of a majority of the shares of Common Stock constituting a quorum is required to approve the Company's auditors. The shares of Common Stock represented by a signed proxy, unless otherwise specified, will be voted for approval of the Company's auditors. Under Ohio law and the Company's Articles of Incorporation and Regulations, an abstention or broker non-vote will have the following effects: An abstention with respect to a share represented at the meeting, in person or by proxy, will have the effect of a negative vote; the failure to return a proxy card will not have the effect of a negative vote, although the shares covered by such proxy card will not be counted towards a quorum.

    Votes will be tabulated preliminarily by the Company acting as its own transfer agent. Inspectors of election, duly appointed by the presiding officer of the meeting in accordance with the provisions of the Company's Regulations, will definitively count and tabulate the votes and determine and announce the results at the meeting.

ELECTION OF DIRECTORS

    In accordance with the provisions of the Company's Regulations, the Board of Directors is divided into three classes (Class I, Class II, and Class III), with all classes as nearly equal in number as possible. One class of directors is ordinarily elected at each annual meeting of shareholders for a three-year term.

    The Regulations further provide that the Board of Directors shall consist of not less than 11 and not more than 15 persons, as shall be fixed from time to time by the Board. The number of directors, which had been fixed at 11, was increased to 12 by resolution of the Board of Directors on March 16, 1994, creating a vacancy in Class III, which class is comprised of only three directors, while the other two classes each have four.

    Information pertaining to each of the nominees and directors is set forth below. All nominees, except Phillip R. Cox, are now directors and were elected to their present terms as directors in Class I at the Annual Meeting of Shareholders held April 17, 1991. Mr. Cox has been nominated by the Board to fill the vacancy in Class III for a two-year term expiring in 1996. Neil A. Armstrong, C. Robert Everman, John J. Schiff, Jr., and Dudley S. Taft have been nominated by the Board for election as directors in Class I for three-year terms expiring in 1997.

    Each of the nominees consented to be nominated and agreed to serve if elected. If any nominee is unable to serve (an event which is not anticipated), the proxies will be voted for a substitute nominee designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL NOMINEES,
DESIGNATED IN THE PROXY AS ITEM 1.

NOMINEE FOR ELECTION AS CLASS III DIRECTOR WITH TERM EXPIRING IN 1996 (INCLUDING BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS)

PHILLIP R. COX (AGE 46)

    President and Chief Executive Officer, Cox Financial Corporation (financial planning). Director of Cincinnati Bell Inc. and the Federal Reserve Bank of Cleveland.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS WITH TERMS EXPIRING IN 1997 (INCLUDING BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS)

NEIL A. ARMSTRONG (AGE 63)

    Chairman of the Board, AIL Systems Inc. (manufacturer of electronic devices and systems; a subsidiary of Eaton Corp.) since December 1988. Completed tenure as Chairman, Computing Technologies For Aviation, Inc. in September 1992. Director of CG&E since 1973. Also Director of: Cincinnati Milacron Inc.; Eaton Corp.; RMI Titanium Co.; Thiokol Corp.; UAL Corp.; and USX Corp.

C. ROBERT EVERMAN (AGE 57)

    Senior Vice-President, CG&E and The Union Light, Heat and Power Company (Union Light), a subsidiary of CG&E. Director of CG&E since 1990. Also Director of Union Light.

JOHN J. SCHIFF, JR. (AGE 50)

    Chairman of the Board, Cincinnati Financial Corporation (insurance holding company), The Cincinnati Insurance Company, and John J. & Thomas R. Schiff & Co., Inc. (insurance agency). Director of CG&E since 1986. Also Director of Fifth Third Bancorp and The Standard Register Company.

DUDLEY S. TAFT (AGE 53)

    President and Director, Taft Broadcasting Company (television broadcasting). Director of CG&E since 1985. Also Director of: Fifth Third Bancorp; The Future Now Inc.; The Union Central Life Insurance Company; and U.S. Playing Card Co.

CLASS II DIRECTORS WITH TERMS EXPIRING IN 1995
(INCLUDING BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS)

CLEMENT L. BUENGER (AGE 67)

    Chairman of the Board, Fifth Third Bancorp and The Fifth Third Bank from January 1991 until retirement in March 1993; Chairman of the Board and Chief Executive Officer, April 1989--December 1990; previously President and Chief Executive Officer. Director of CG&E since 1984. Also Director of Fifth Third Bancorp.

THOMAS E. PETRY (AGE 54)

    Chairman of the Board, President and Chief Executive Officer, Eagle-Picher Industries, Inc. (diversified manufacturer of industrial products) since April 1992; Chairman of the Board and Chief Executive Officer, March 1989--March 1992; previously President and Chief Executive Officer. A voluntary petition under Chapter 11 of the Federal Bankruptcy Law was filed by Eagle-Picher on January 7, 1991. An agreement on the principal elements of a joint plan of reorganization that provides a basis for Eagle-Picher and its subsidiaries to emerge from Chapter 11 was announced by Eagle-Picher on November 10, 1993. Director of CG&E since 1986. Also Director of: Insilco Corp.; Star Banc Corporation; and The Union Central Life Insurance Company.

JANE L. REES, PH.D. (AGE 70)

    Consultant, Professor Emeritus, Family and Child Studies Center, Miami University, Ohio. Director of CG&E since 1979.

OLIVER W. WADDELL (AGE 63)

    Chairman of the Board, Star Banc Corporation until retirement in December 1993; held additional offices of President and Chief Executive Officer until May 1993 and June 1993, respectively. Vice Chairman, Star Bank, N.A. from June 1993 until retirement in December 1993; previously Chairman of the Board. Director of CG&E since 1989. Also Director of Ohio National Life Insurance Company and Star Banc Corporation.

CLASS III DIRECTORS WITH TERMS EXPIRING IN 1996
(INCLUDING BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS)

OLIVER W. BIRCKHEAD (AGE 71)

    Chairman of the Board, President and Chief Executive Officer, The Central Bancorporation, Inc. (Central Bancorp) until retirement from Central Bancorp in February 1988. Chairman of the Board and Chief Executive Officer, The Central Trust Company, N.A. (Central Trust), March 1987--March 1988; previously Chairman of the Board, President and Chief Executive Officer. Served as Vice Chairman of Central Trust from March 1988 until retirement from Central Trust in December 1988. Served as Vice Chairman, PNC Financial Corp. (PNC) from March 1988 until retirement from PNC in December 1989. Director of CG&E since 1977. Also Director of The Union Central Life Insurance Company.

GEORGE C. JUILFS (AGE 54)

    President and Chief Executive Officer, SENCORP (a holding company). Director of CG&E since 1980.

JACKSON H. RANDOLPH (AGE 63)

    Chairman of the Board, President and Chief Executive Officer, CG&E since May 1993 (and Union Light since June 1993); previously President and Chief Executive Officer. Director of CG&E since 1983. Also Director of Cincinnati Financial Corporation and PNC Bank Corp.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1993, CG&E's Board of Directors held 14 meetings. All directors attended more than 75% of the aggregate number of meetings of the Board of Directors and applicable committee meetings, except J. L. Rees. The Board of Directors has five standing committees which facilitate the carrying out of its responsibilities. J. H. Randolph, as President of CG&E, is ex officio a member of all standing committees as prescribed by the Company's Regulations.

    The Executive Committee, which met once during 1993, is empowered to exercise in the intervals between the meetings of the Board of Directors the powers of the Board in the management of the business and affairs of CG&E. Members of the Committee are O. W. Birckhead, G. C. Juilfs, T. E. Petry, J. H. Randolph, and D. S. Taft.

    The Committee on Audit, which met three times during 1993, is empowered to recommend to the Board of Directors a firm of certified public accountants to conduct audits of the accounts and affairs of CG&E, to review accounting objectives  and  procedures  of  CG&E  and  the  findings  and  reports  of  the independent certified public accountants, and to make such reports and recommendations to the Board of Directors as it deems appropriate. Members of the Committee are N. A. Armstrong, C. L. Buenger, G. C. Juilfs, T. E. Petry, and
J. L. Rees.

    The Finance Committee, which met five times during 1993, is empowered to make recommendations to the Board of Directors on financial matters. Members of the Committee are O. W. Birckhead, C. L. Buenger, C. R. Everman, J. J. Schiff, Jr., and O. W. Waddell.

    The Management Compensation Committee, which met twice during 1993, is empowered to make recommendations to the Board of Directors relating to the overall compensation arrangements for senior management of the Company, in particular for those officers who are also directors, and to make recommendations to the Board of Directors pertaining to any compensation plans in which officers and directors of the Company are eligible to participate. Members of the Committee are O. W. Birckhead, G. C. Juilfs, J. J. Schiff, Jr.,
D. S. Taft, and O. W. Waddell.

    The Nominating Committee is empowered to present to the Board of Directors, whenever vacancies occur, names of individuals who would make suitable directors of CG&E and to counsel with appropriate officers of the Company on matters relating to the organization of the Board of Directors. Nominations of persons as candidates for election as directors may be made at a meeting of shareholders by any shareholder of the Company entitled to vote for the election of directors at such meeting who complies with the notice provisions of the Company's Regulations, summarized as follows: Such nominations must be in writing to the Secretary of the Company and delivered to or mailed and received at the principal office of the Company not less than 50 days prior to the meeting; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given to shareholders or made public, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice shall set forth as to each nominee (i) the name, age, business address, and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of any shares of capital stock of the Company which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to any then existing rule or regulation promulgated under the Securities Exchange Act of 1934, as amended. The shareholder giving the notice shall also state (i) the name and record address of such shareholder, (ii) the class and number of shares of capital stock of the Company which are beneficially owned by such shareholder, and (iii) the period of time such shareholder held such shares. The Company may require further information from any nominee. Members of the Committee are N. A. Armstrong, T. E. Petry, J. L. Rees, J. J. Schiff, Jr., and D. S. Taft.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the only holders known by CG&E, based on information set forth in their respective filings of Schedule 13G with the Securities and Exchange Commission, to own beneficially more than 5% of any class of the voting securities of CG&E as of December 31, 1993:

                     NAME AND ADDRESS        AMOUNT AND NATURE OF BENEFICIAL    PERCENT
TITLE OF CLASS      OF BENEFICIAL OWNER                 OWNERSHIP               OF CLASS
- ---------------  -------------------------  ----------------------------------  --------
Common Stock     PNC Bank Corp.                    7,040,510 shares (1)              7.99%
                 Fifth Ave. and Wood St.
                 Pittsburgh, PA 15222
Common Stock     INVESCO PLC                       5,298,403 shares (2)              6.02%
                 11 Devonshire Square
                 London EC2M 4YR
                 England

- ---------
(1) Of these shares, 6,864,581 are held by PNC Bank, Ohio, N.A. as trustee of two benefit plans for employees of CG&E and its subsidiaries. Under the terms of the plans, participants have the right to vote the shares credited to their accounts; however, the trustee may, at its discretion, vote those shares not voted by participants.
(2) Of these shares, holder reports having shared voting and dispositive powers with respect to all shares.

    The following table sets forth the beneficial ownership of the voting securities of CG&E held by each nominee, director, and named executive officer, as well as directors and officers as a group, as of the record date:

  TITLE OF                                        AMOUNT AND NATURE OF BENEFICIAL       PERCENT
    CLASS        NAME OF BENEFICIAL OWNER                    OWNERSHIP                  OF CLASS
- ------------  ------------------------------  ----------------------------------------  --------
Common Stock  Neil A. Armstrong                    750 shares, direct & indirect         (1)
Common Stock  Oliver W. Birckhead                5,250 shares, indirect                  (1)
Common Stock  Terry E. Bruck                     2,780 shares, indirect(2)               (1)
Common Stock  Clement L. Buenger                   750 shares, indirect                  (1)
Common Stock  Phillip R. Cox                          none
Common Stock  C. Robert Everman                  5,901 shares, indirect(2)               (1)
Common Stock  George C. Juilfs                   3,750 shares, direct                    (1)
Common Stock  Thomas E. Petry                    2,000 shares, direct                    (1)
Common Stock  Jackson H. Randolph               22,198 shares, direct & indirect(2)      (1)
Common Stock  Jane L. Rees                       1,113 shares, direct                    (1)
Common Stock  Stephen G. Salay                   9,467 shares, direct & indirect(2)      (1)
Common Stock  John J. Schiff, Jr.               31,059 shares, direct & indirect(3)      (1)
Common Stock  Dudley S. Taft                     3,000 shares, direct                    (1)
Common Stock  Oliver W. Waddell                  2,771 shares, direct                    (1)
Common Stock  Robert P. Wiwi                     4,945 shares, indirect(2)               (1)
Common Stock  All directors and officers       150,263 shares, direct & indirect(2)          0.17%
              as a group

- ---------
(1) For each individual listed, no one beneficially owned more than 0.04% of the outstanding shares of Common Stock.
(2) Includes shares of Common Stock credited to each officer's account in the Deferred Compensation and Investment Plan (DCIP), a qualified defined contribution plan of CG&E and its subsidiaries.
(3) Includes 15,000 shares owned of record by a trust, of which Mr. Schiff is one of three trustees who share voting and investment power equally. Does not include 1,132,500 shares, of which Mr. Schiff disclaims any beneficial interest, held by Cincinnati Financial Corporation and certain of its subsidiaries.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    CG&E's Regulations provide that directors who are also employees of the Company receive no remuneration in the former capacity. Outside directors
(persons who are not directly employed by the Company) receive a monthly retainer fee of $1,500 plus a fee of $1,000 for each Board meeting and Committee meeting attended.

    CG&E has established a retirement plan for outside directors. Such directors must serve on the Board of Directors for more than 5 years to participate. The retirement compensation begins the year following the later of the director's retirement or reaching age 65. The plan provides retirement compensation for the same number of years as the director served on the Board of Directors. The annual retirement compensation is equal to the director's final annualized retainer fee plus the product of the fee paid for attendance at a Board meeting, multiplied by five.

    The following Summary Compensation Table sets forth the total compensation paid to the Chief Executive Officer and to each of the additional four most highly compensated executive officers for the calendar years ended December 31, 1993, 1992, and 1991.

                                                                        ANNUAL COMPENSATION
                                                                 ---------------------------------
                                                                                           (E)
                                                                                          OTHER           (F)
                                                                               (D)       ANNUAL        ALL OTHER
                        (A)                              (B)        (C)     BONUS(1)     COMPEN-    COMPENSATION(2)
            NAME AND PRINCIPAL POSITION                 YEAR     SALARY($)     ($)      SATION($)         ($)
- ----------------------------------------------------  ---------  ---------  ---------  -----------  ----------------
Jackson H. Randolph                                        1993    425,000    200,000       3,512        84,886(3)
 Chairman of the Board, President and Chief                1992    425,000    150,000       3,096        61,292
 Executive Officer                                         1991    385,000     80,000       4,425         5,263
C. Robert Everman                                          1993    217,500     55,000           0         5,437
 Senior Vice-President--Finance                            1992    205,000     43,000           0         5,125
                                                           1991    190,000     28,500           0         4,317
Robert P. Wiwi                                             1993    193,188     48,700         941         4,830
 Senior Vice-President--Customer and Corporate             1992    184,585     30,000       4,189         4,596
 Services                                                  1991    173,880     25,000         999         3,878
Terry E. Bruck                                             1993    169,333     42,800         843             0
 Vice-President--Electric Operations                       1992    158,997     30,000       2,725             0
                                                           1991    146,838     21,500       1,340             0
Stephen G. Salay                                           1993    161,895     41,000           0         4,047
 Vice-President--Electric Production and Fuel Supply       1992    149,670     30,000           0         3,495
                                                           1991    138,578     18,500       2,407         3,178

- ---------
(1) The 1993 bonuses were paid during 1993; 1992 bonuses were paid during 1993; 1991 bonuses were paid during 1992.
(2) The amounts listed for officers other than Mr. Randolph consist entirely of employer matching contributions under the DCIP.
(3) The employer matching contributions for Mr. Randolph under the DCIP were $5,745. Mr. Randolph received a salary increase in the amount of $50,000, which was deferred at the Board of Directors' direction pursuant to the terms of a Deferred Compensation Agreement effective as of January 1, 1992. The above-market interest on the deferred salary increase under the Deferred Compensation Agreement is $12,766. The value of benefits under a Split Dollar Life Insurance Agreement is $16,375.

    The following Pension Plan Table illustrates the estimated annual benefits payable upon retirement at age 65 for the years of service indicated under the terms of the Company's Management Retirement Plan, a qualified defined benefit plan, and Supplemental Executive Retirement Plan.

                              YEARS OF SERVICE
               -----------------------------------------------
COMPENSATION       15          20          25      30 OR MORE
- -------------  ----------  ----------  ----------  -----------
  $125,000     $   46,875  $   62,500  $   78,125   $  93,750
   150,000         56,250      75,000      93,750     112,500
   175,000         65,625      87,500     109,375     131,250
   200,000         75,000     100,000     125,000     150,000
   225,000         84,375     112,500     140,625     168,750
   250,000         93,750     125,000     156,250     187,500
   300,000        112,500     150,000     187,500     225,000
   350,000        131,250     175,000     218,750     262,500
   400,000        150,000     200,000     250,000     300,000
   450,000        168,750     225,000     281,250     337,500
   550,000        206,250     275,000     343,750     412,500
   650,000        243,750     325,000     406,250     487,500
   750,000        281,250     375,000     468,750     562,500
   850,000        318,750     425,000     531,250     637,500
   950,000        356,250     475,000     593,750     712,500

    For purposes of the plans, the amounts of covered compensation which can be used to compute estimated annual retirement benefits include Salary and Bonuses paid during the current year, which are set forth within the respective columns of the Summary Compensation Table for the executive officers named therein. The estimated credited years of service with the Company for the named executive officers at normal retirement age 65 are as follows: J. H. Randolph, 37 years;
C. R. Everman, 42 years; R. P. Wiwi, 43 years; T. E. Bruck, 42 years; and S. G. Salay, 26 years. The amounts set forth in this Pension Plan Table are subject to deduction for social security benefits.

    CG&E's executive officers, together with all other Executive, Supervisory, Administrative, and Professional employees, participate in the noncontributory Management Retirement Plan. The retirement income payable to a pensioner is 1.3% of final average pay plus 0.35% of final average pay in excess of covered compensation, times the number of years of accredited service through 30 years, plus 0.1% of final average pay times the number of years of accredited service over 30 years. Final average pay is the average annual salary, based on July 1 pay rates, during the employee's five consecutive calendar years producing the highest such average within the last 10 calendar years immediately preceding retirement. Covered compensation is the average Social Security taxable wage base over a 35-year period. Payments which begin prior to age 60 are reduced by 5% a year.

    CG&E's executive officers participate in the Company's Supplemental Executive Retirement Plan which provides retirement, disability, and death benefits. Upon retirement or death after age 55, the participant or designated beneficiary will receive for a period of 15 years an annual amount equal to 75% of the individual's highest annual compensation, reduced by social security benefits and by amounts received from the Management Retirement Plan. Further reductions will be made for fewer than 30 years of service and retirement prior to age 60. In the case of a participant's death prior to age 60, the designated beneficiary will receive 50% of the participant's final annual compensation until the later of the date the participant would have reached age 65, or 10 years. If disabled, a participant will receive the supplemental retirement benefits until the later of the participant's age 65, or 15 years. Benefits will be paid monthly from the general funds of the Company. To provide funds to pay such benefits, the Company purchased insurance on the lives of the participants in the Plan. The Plan has been designed so that if the assumptions made as to mortality experience, policy dividends, and other factors are realized, the Company will eventually recover all premium payments, plus a factor for the use of the Company's money.

EXECUTIVE SEVERANCE AGREEMENTS
    CG&E has an Executive Severance Agreement with each executive officer, which provides compensation to each officer in the event of his termination of employment after a change in control of CG&E. Under the Agreement, if, within 36 months after a change in control, an executive officer's employment is terminated for reasons other than cause, death, or disability, or he terminates employment voluntarily for good reason, he is entitled to receive three times his average annualized compensation for the most recent five taxable years ending before a change in control, less $1,000. In addition, an executive is entitled to receive payments under the Supplemental Executive Retirement Plan and amounts equalling any excise taxes payable on the severance and supplemental benefits. Good reason includes a mutual agreement respecting termination, a reduction in base salary, change in assignment, reporting responsibilities, title, office, any incentive arrangement, or in benefits such as vacation allowance. As defined in the Agreement, a change in control occurs under the following circumstances: CG&E's entering into an agreement to merge or consolidate or to consummate a combination or majority share acquisition arrangement in which its shareholders immediately prior to any such agreement or arrangement would own less than 75% of the voting power of the surviving or new corporation; in the event of a sale or disposition of all of CG&E's assets other than to a subsidiary; in the event a person becomes a beneficial owner or commences a tender offer resulting in such person's owning 25% or more of CG&E's voting power, or, upon the election of a new majority of CG&E's Board of Directors.

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Management Compensation Committee of the Board of Directors is responsible for setting the direction for the overall executive compensation strategy of the Company and the ongoing monitoring of the strategy's implementation. The Committee makes recommendations to the full Board of Directors with regard to executive compensation. The Committee is made up entirely of outside (non-employee) directors.

    The  Committee  is aware  of and  has  reviewed the  qualifying compensation regulations issued by the Internal Revenue Service ("IRS"). The individual compensation for executive officers of CG&E does not exceed the $1 million base and, therefore, the Company is not affected by current IRS qualifying compensation regulations.

    The Committee's policies, in considering base salary and performance-based annual incentives, are designed to provide competitive levels of compensation that integrate pay with the Company's annual performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Committee reviews data provided by the Edison Electric Institute, which includes approximately 90 utility companies, considering those companies of comparable size based on revenue (28 companies with revenues ranging from one-two billion dollars). The compensation level for each executive officer is reviewed based on an evaluation of compensation levels at such companies for executives with similar job responsibilities, with the objective of providing total compensation equivalent to approximately the 75th percentile. The performance of each executive is evaluated based upon that individual's performance for the year in relation to the established goals and objectives for the year.

ANNUAL INCENTIVES

    Under the Key Employee Annual Incentive Plan, the Chief Executive Officer is eligible for additional compensation up to 35% of base pay, including deferred compensation. Other senior officers are eligible for additional compensation up to 25% of base pay. The Committee also has authority to appropriately adjust incentive payments in light of extraordinary occurrences. The CEO's incentive was so adjusted giving consideration to the accomplishments in 1993 toward the completion of the proposed merger with PSI Resources, Inc. The granting of additional compensation under the Plan is first subject to a Shareholder Protection Trigger. This Trigger provides that no incentive payments shall be made for 1993 unless dividends per share for the fiscal year 1993 equal or exceed the amount per share paid in the previous fiscal year, and total per-tax earnings, exclusive of the write-off pertaining to the disallowance of certain costs relating to the Zimmer Station, are sufficient to cover all dividends payable for 1993, plus the amount necessary to cover total awards payable under the Plan. The amounts of any awards will vary depending on the meeting of various goals established and approved by the Management Compensation Committee. Goals established Company-wide for 1993 pertained to return on equity, the planned merger with PSI Resources, Inc., overall customer satisfaction and relationships, corporate culture initiatives, and cost control. Participants also set individual goals relating to their departments. Any award is then subject to modification based on the relative level of rates charged customers (Customer Protection Modifier). The Customer Protection Modifier is based on the relative ranking of electric and gas rates for the city of Cincinnati as compared to 30 and 26 cities, respectively. If CG&E maintains its relative position, this Modifier has no effect. If CG&E's relative position improves or declines, the awards payable are subject to upward or downward adjustment, accordingly. The data on electric rates is as published by the Edison Electric Institute, and by the American Gas Association for gas rates. Because the Board recognizes that the interests of shareholders and customers are paramount, the Shareholder Protection Trigger and Customer Protection Modifier, as indicated above, are integral to the Plan.

    For 1993, 57% of the Chief Executive Officer's bonus opportunity was based on achievement of Company goals, and 43% was based upon the Committee's determination of his achievement of individual goals. For other officers, 60 percent of the bonus opportunity was based on achievement of Company goals, and 40 percent was based upon the Chief Executive Officer's determination of their achievement of individual goals, which determinations are recommended to the Committee for approval. During 1993, sufficient goals were met to obtain the maximum award available. The return on equity for 1993 was higher than originally projected at the beginning of the year. Earnings per common share, exclusive of the write-off pertaining to the disallowance of certain costs relating to the Zimmer Station, increased 6% over 1992, and the quarterly common dividend was increased from 41 1/2 cents to 43 cents. The successful strategies developed and implemented to help PSI Resources, Inc. (CG&E's planned merger partner) defend against the hostile takeover attempt by IPALCO Enterprises, Inc., and in obtaining approval of the merger by shareholders were extremely important for both customers and shareholders. Other goals pertaining to customer satisfaction and relationships, corporate culture initiatives, and cost control were also met. The relative importance in meeting these goals was equal in the determination of awards. The Customer Protection Modifier was neutral resulting in no upward or downward adjustment.

                                  Management Compensation Committee
                                     Oliver W. Birckhead, Chairman
                                     George C. Juilfs
                                     John J. Schiff, Jr.
                                     Dudley S. Taft
                                     Oliver W. Waddell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
    Mr. Schiff, Chairman of the Board of Cincinnati Financial Corporation, serves on the Management Compensation Committee of CG&E's Board of Directors and Mr. Randolph, Chairman of the Board, President and Chief Executive Officer of CG&E, serves on the Board of Directors of Cincinnati Financial Corporation.

    CG&E and its subsidiaries carry various bond coverages, and also carry insurance coverage for their directors, officers, and employees against certain civil liabilities. During 1993, insurance premiums, amounting to approximately $83,000, at competitive rates, were paid to the John J. & Thomas R. Schiff & Co., Inc., of which Mr. Schiff is also Chairman of the Board.

PERFORMANCE GRAPH
    The following line graph compares the five-year cumulative total shareholder return of the Common Stock of the Company with the cumulative total returns during the same five-year period of the S&P 500 Stock Index and the S&P Electric Utilities Index. The graph assumes a $100 investment on January 1, 1989 and the reinvestment of all dividends.

                                   [GRAPHIC]

APPOINTMENT OF AUDITORS

    CG&E'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THIS PROPOSAL WHICH IS DESIGNATED IN THE PROXY AS ITEM 2.

    Subject to approval by holders of Common Stock, the Board of Directors of CG&E, upon the recommendation of its Committee on Audit, appointed Arthur Andersen & Co. as independent public accountants and auditors in connection with the Company's accounting matters and to make timely quarterly reviews of the consolidated financial statements of the Company and annual audits of the accounts of the Company and its subsidiary companies, and such other audits of the Company's related activities as may be required and/or approved by governmental or regulatory bodies for the fiscal year ending December 31, 1994. In making its recommendation, the Committee on Audit gave consideration to: the past performance of Arthur Andersen & Co.; the firm's credentials, capabilities, and reputation; a review of the firm's 1992 Results of their Peer Review; and a review of their proposed engagement letter. Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so, and will be available to respond to questions.

SHAREHOLDER PROPOSAL

    Mr. Allen Wolff, 1553 South Carpenter Rd., Brunswick, Ohio 44212, a holder of record (as trustee) of Common Stock representing 280 shares, has informed CG&E that he intends to present the proposal set forth below at the Annual Meeting.

    The affirmative vote of a majority of CG&E's Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the proposal. Abstentions indicated on properly executed proxies will not be counted as either "for" or "against" this proposal. Broker non-votes specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

    THE BOARD OF DIRECTORS OPPOSES THE ADOPTION OF THIS PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ITEM 3, AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST IT.

                              SHAREHOLDER PROPOSAL

    Many shareholders of corporate stock feel frustrated when reading the annual reports of some corporations. Often they report, in glowing terms, how successful a year its has been and then report a loss of "jillions" of dollars. In addition, they often report huge bonuses to corporate executives (for a job well done) and then the Board of Directors requests that the stockholders approve additional incentives for the upper management AND for the Board of Directors. Often, THEN, a dividend is omitted because of the poor year.

    Many of us feel that the Board of Directors are a self-perpetuating group, controlling huge numbers of votes, most often renominating themselves for another term, stacking the board with friends and relatives, setting the number of directors at whatever number fits their fancy, nominating someone new only to fill a vacancy and then NEVER giving us more than one person to vote for each vacancy. After all of this, the coup de grace is the statement on the ballot "all unmarked proxies will be voted in accordance with the recommendations of the Board of Directors".

    Even in areas where voter fraud is rampant, although dead people may vote, unmarked ballots are NOT counted. It seems very undemocratic to count unvoted ballots one way or another. I cannot find in the By-Laws of this corporation any authorization for counting unmarked ballots. Therefore, be it resolved that NO UNVOTED BALLOTS SHALL BE COUNTED IN VOTING FOR THE MEMBERS OF THE BOARD OF DIRECTORS NOR FOR ANY OTHER ISSUE PLACED BEFORE THE STOCKHOLDERS OF THIS CORPORATION.

                     STATEMENT OF THE BOARD OF DIRECTORS IN
                     OPPOSITION TO THE SHAREHOLDER PROPOSAL

    The Board of Directors believes that the intent of the foregoing proposal is to prohibit properly executed but unmarked proxies from being counted in voting for any matter described in the Company's proxy statement.

    THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS CONTRARY TO THE INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

    Historically, the Company's proxy statements and proxy cards have provided shareholders with the ability to grant a discretionary proxy in a manner consistent with the applicable laws of the State of Ohio. Shareholders are not required to mark their proxies for a matter described in the Company's proxy statements in order to have their proxies counted in voting for such matter, so long as they are properly signed. The federal proxy rules promulgated by the Securities and Exchange Commission (the "SEC") explicitly recognize and permit this practice, and the Company follows a format permitted by the SEC.

    Each of the Company's proxy cards indicates in bold-face type how it will be voted if no direction thereon is made by the shareholder. That information is also contained in the text of the Company's proxy statements. The Board of Directors believes that shareholders who take advantage of this procedure are fully aware of how their proxies will be voted and do so because that procedure provides a convenient method to indicate that the shareholder chooses to vote in accordance with the Board's recommendations. This reflects customary procedures consistently adhered to by all other public companies of which the Board is aware. The proposal's deviation from customary procedures would be adverse to the proxy process itself, as well as confusing to the overall shareholder population.

    Because current procedures facilitate the execution and return of proxies, the Board believes that the procedures result in a higher shareholder response than could be expected if shareholders were required to complete each item on the proxy card. This, in turn, helps to minimize the time and expense incurred in connection with the solicitation of proxies.

    The Board is not aware of any valid reason to adopt the procedure outlined in the shareholder proposal. The proposal appears to reflect the implicit assumption that shareholders are inadvertently returning properly executed but unmarked proxies, unaware as to how they will be voted. The Board does not share that assumption and believes that shareholders fully understand the process as it now exists.

    THE BOARD OF DIRECTORS URGES A VOTE AGAINST THIS PROPOSAL, ITEM 3. THE PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THEIR SIGNED PROXIES.

OTHER MATTERS

    CG&E does not know of any other business to be presented at the meeting. However, if any other business comes before the meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

    Any shareholder proposal intended to be presented at CG&E's 1995 Annual Meeting of Shareholders should be sent to CG&E, Attention: Corporate Secretary, and must be received not later than December 7, 1994.

    On or about March 3, 1994, CG&E's 1993 Annual Report was mailed to all shareholders of record through the latest practicable date, and subsequently to others who became shareholders through the close of business on March 21, 1994.

    The cost of soliciting proxies will be borne by CG&E. It is anticipated that a limited number of regular employees of CG&E will solicit proxies by telephone or in person, the cost of which is expected to be nominal. CG&E has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee estimated to be $7,000 plus reimbursement of reasonable out-of-pocket expenses. CG&E does not expect to pay any additional compensation for the solicitation of proxies; however, brokers and other custodians, nominees, or fiduciaries will be reimbursed for their expenses in forwarding proxy material to principals and obtaining their proxies.

    If notice in writing is given to CG&E by any holder of Common Stock, in accordance with law, not less than 48 hours before the time fixed for holding the meeting, that the voting at the election of directors shall be cumulative, provided that an announcement of the giving of such notice is made upon the convening of the meeting, each holder of Common Stock has the right to cumulate such voting power as each possesses. Each holder of Common Stock would then have the right to give one nominee as many votes as the number of directors to be elected multiplied by the number of his votes equals, or to distribute such votes on the same principle among two or more nominees, as the holder desires.

    The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                                          DONALD R. BLUM
                                                             SECRETARY

Dated: April 6, 1994

                                     [LOGO]
SERVICE
COMPANY

                                     [LOGO]
SERVICE
COMPANY
                                  ------------

                                     NOTICE
                                      AND
                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 1994

                                  ------------

                     THE CINCINNATI GAS & ELECTRIC COMPANY
                             139 EAST FOURTH STREET
                             CINCINNATI, OHIO 45202

Printed on recycled paper. [RECYCLED PAPER LOGO]

PROXY                 THE CINCINNATI GAS & ELECTRIC COMPANY                PROXY

    The undersigned hereby appoints Jackson H. Randolph, C. Robert Everman, and Donald R. Blum, or any of them, with power of substitution, as proxies to vote the shares of Common Stock of the undersigned in The Cincinnati Gas & Electric Company at the Annual Meeting of Shareholders to be held May 18, 1994 at 11:00 A.M. in the Oak Room of Piatt Park Center/Cincinnati Club Building, 30 Garfield Place, Cincinnati, Ohio, and at any adjournment thereof, upon all business that may properly come before the meeting, including the business identified (and in the manner indicated) on this proxy and described in the proxy statement furnished herewith.

    Indicate your vote by an (X). The Board of Directors recommends voting FOR Items 1 and 2.

ITEM

1.         Election of          / / FOR--ALL Nominees                     / / WITHHELD--ALL Nominees
           Directors              (except as marked to the contrary
                                below)
          Nominees: Class III - Phillip R. Cox
                    Class  I - Neil A. Armstrong, C. Robert Everman, John J. Schiff, Jr., and Dudley S. Taft

 INSTRUCTION--TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, MARK THROUGH THAT
                                NOMINEE'S NAME.

2. Appointment of Arthur Andersen & Co. as Auditors                       / / FOR    / / AGAINST    / / ABSTAIN

    The Board of Directors recommends voting AGAINST the following Item 3.

3. Shareholder Proposal                                                   / / FOR    / / AGAINST    / / ABSTAIN

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE AND RETURNED PROMPTLY
                           IN THE ENCLOSED ENVELOPE.)

THIS PROXY IS  SOLICITED ON  BEHALF OF  THE BOARD  OF
DIRECTORS WHICH RECOMMENDS

VOTING FOR ITEMS 1 AND 2, AND AGAINST ITEM 3. IT WILL
BE  VOTED AS SPECIFIED. IF  NOT SPECIFIED, THE SHARES
REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE
WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
Signature(s) _________________________________Date ______________________ , 1994

        Please sign exactly as name(s) appear on this proxy. If joint account, each joint owner should sign. If signing for a corporation or partnership or as agent, attorney or Fiduciary, indicate the capacity in which you are signing.